EXHIBIT 5.1

[DUANE MORRIS LLP LETTERHEAD]

May 17, 2011

Institutional Financial Markets, Inc.

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Re:	Institutional Financial Markets, Inc. - Registration Statement on Form S-8 Relating to the Institutional Financial Markets, Inc. 2010 Incentive Plan.

Ladies and Gentlemen:

We have acted as counsel to Institutional Financial Markets, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, which may be issued under the Institutional Financial Markets, Inc. 2010 Long Term Incentive Plan, as amended by Amendment No. 1 (the “Amendment”) to the Institutional Financial Markets, Inc. 2010 Long-Term Incentive Plan (the “Plan”).

In connection with the opinion set forth in this letter, we have examined the Registration Statement, originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Amended and Restated Articles of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, photostatic or other copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, upon approval of the Amendment by stockholders of the Company and when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable.

The opinion set forth above is limited to the laws of the State of Maryland and the federal law of the United States, each as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement to be filed by the Company on or about the date hereof. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DUANE MORRIS LLP

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